Trunkbow Announces Second Quarter 2012 Financial Results

Company Begins MPS Transition from Platform Installations to Recurring Revenue

Reiterates Full-year 2012 Guidance of $23 Million in Net Income

BEIJING, August 14, 2012 — Trunkbow International Holdings Limited (NASDAQ: TBOW) ("Trunkbow" or the "Company"), a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Services ("MVAS") in the PRC, today announced financial results for its second quarter ended June 30, 2012.

Second Quarter and Recent Financial and Business Highlights

•	Gross revenue was $6.0 million, compared with $9.1 million in the second quarter of 2011.
•	MPS gross revenue more than doubled, from $0.5 million in the second quarter of 2011 to $1.2 million in the second quarter of 2012.
•	MVAS gross revenue declined to $4.8 million, compared with $8.6 million a year ago.
•	Gross profit for the quarter was $5.1 million, compared with $5.9 million in the second quarter of 2011; quarterly gross margin improved to 87.5%, compared with 66.1% in the second quarter of 2011.
•	Net income totaled $2.3 million, or $0.06 per diluted share, compared with $8.0 million, or $0.21 per diluted share in the second quarter of 2011. Net income for the three months ended June 30, 2011 included government grants totaling approximately $4.7 million, compared with $0.1 million in government grant income in the second quarter of 2012.
•	As of June 30, 2012, cash and cash equivalents totaled $1.8 million.
•	Collected approximately $3.4 million of outstanding accounts receivable as of August 14, 2012.
•	Reiterated full-year 2012 net income guidance of $23 million, representing 36% growth over 2011.
•	Signed approximately 100 merchants for implementation of Trunkbow-UnionPay mobile applet system. Mobile apps containing this payment functionality are expected to launch in the second half of 2012.
•	Completed development of Online-to-Offline Payment System with China UnionPay and began rolling out the platform to merchants in Shandong Province.
•	Began development of cloud-based MPS services through partnership with experienced operators to offer hosted mobile payment services for small- and medium-sized businesses.
•	Signed partnership with Shanghai Telecommunications Engineering to construct and operate a cloud data center located in Shanghai, China.

•	Signed framework agreement with China Communications Services Corporation to construct and operate a cloud data center located in Guangzhou, China.

"The second quarter was highlighted by the significant year-over-year growth in our MPS business, as we began transitioning our business model from one-time, platform-centric sales to recurring revenue based on revenue sharing and transaction processing,” said Mr. Qiang Li, Chief Executive Officer of Trunkbow. “We currently have over 4,700 merchant partners using our POS-based MPS solution, and continue aggressively marketing our technology in an effort to expand that merchant base. Moreover, our cooperation with China UnionPay, which we launched at the start of the year, is accelerating. Through the first half of 2012, approximately 100 merchants signed on to use the Trunkbow-UnionPay MPS applet, with these Trunkbow-powered mobile apps scheduled to launch beginning in the third quarter. This early success, coupled with the successful merchant acquisition efforts through our carrier partners, positions us for a significant second half increase in shared revenue.

“In addition to the immediate impact of this business model transition, we are creating longer-term value for merchants through the expansion of our technology portfolio. Our recent partnerships in connection with the cloud data center business will substantially expand our addressable market through the offering of a cost effective, customizable, off-the-shelf MPS solution for online and offline transactions. This partnership will bring our MPS technology to a much larger universe of small- and medium-sized retailers, enabling us to quickly expand our transaction processing business, while also providing an immediate and predictable revenue stream through shared hosting fees. Construction on the facility is underway and we expect to commence operations in Guangzhou by the end of this year. With an estimated 56 million small- and medium-sized merchants in China, we believe that the hosted services model has tremendous growth potential. We have invested a great deal of time and effort in the development of our MPS technology, and I am pleased that we are beginning to see the results of this work.”

Second Quarter 2012 Results

Gross revenue in the second quarter of 2012 was $6.0 million, a decrease of 34.5% year-over-year, compared with gross revenue of $9.1 million in the same period a year ago. The decrease in gross revenue was primarily attributable to lower demand for the Company’s legacy MVAS technology, including platforms and maintenance services. Revenue from the Company’s MPS offerings increased 129% to $1.2 million for the second quarter of 2012, compared with $0.5 million in the same period of 2011. The increase in MPS revenue was attributable to a 166.7% increase in shared revenue, which totaled approximately $0.8 million in the second quarter of 2012, compared with $0.3 million in the year-ago period.

Cost of revenue in the second quarter of 2012 was $0.7 million, compared with $3.0 million in the same period of 2011. The decrease in cost of revenue was primarily related to a reduction in system integration sales, which are characterized by significant hardware costs.

Gross profit in the second quarter of 2012 totaled $5.1 million, compared with $5.9 million in the second quarter of 2011. As a percentage of net revenue, gross margin was 87.5% in the second quarter of 2012, compared with 66.1% in the year-ago period. The year-over-year improvement in gross margin was attributable to a shift in revenue mix from system integration to software sales and shared services revenue.

Operating expenses in the second quarter of 2012 were $4.0 million, an increase of 88% year-over-year, driven primarily by bad debt provisions of $1.4 million provided to accounts receivable over one year, and also increased selling expenses to support the Company's direct sales and merchant acquisition efforts, and increased research and development costs associated with the recruitment of engineers and new product development efforts in the mobile payment segment.

Operating income in the second quarter of 2012 was $1.1 million, compared with $3.8 million reported in the same period last year. The decrease in operating profit for the quarter was primarily related to the decrease in revenue and gross profit, as well as the increase in operating expenses, as compared with the second quarter of 2011.

Net income attributable to Trunkbow was $2.3 million in the second quarter of 2012, compared with $8.0 million in the second quarter of 2011. Earnings per basic and diluted share in the second quarter of 2012 were $0.06 each, based on basic and diluted shares outstanding of 36.81 million. This compares with $0.22 and $0.21 per basic and diluted share, respectively, based on basic and diluted shares outstanding of 36.55 million and 37.83 million, respectively, in the year-ago period. Second quarter 2011 net income included government grants totaling approximately $4.7 million, compared with government grants of $0.1 million in the second quarter of 2012.

Balance Sheet and Cash Flow

As of June 30, 2012, the Company had $1.8 million in cash and cash equivalents, compared with $6.1 million as of December 31, 2011. As of June 30, 2012, the Company had working capital of $66.3 million and total shareholders' equity of $87.2 million.  Accounts receivable on June 30, 2012 totaled approximately $42.0 million. As of August 14, 2012, the Company had collected approximately $3.4 million of these outstanding receivables.

Business Outlook

Trunkbow reaffirmed its 2012 financial guidance, which calls for approximately $23 million in net income, representing 36% growth over 2011. The Company expects that this growth will be largely the result of the continued expansion of its MPS business, as it continues to develop its merchant network, broadens its presence in new provinces, increases its penetration within China's leading mobile carriers and launches its technology in strategically targeted international markets.

Mr. Li concluded, "We are proud of what we have accomplished in the second quarter with regard to the ongoing development of our MPS operations and the beginning of our shift from platform installations to recurring revenue from shared services and transaction processing. We have also laid the foundation for a hosted services offering that we believe can become an important driver of long-term growth in our business and in the MPS market as a whole. 2012 is shaping up to be a transformational year for our industry, and we are proud to be a leader in the advancement of this dynamic market.”

Conference Call

The Company will host a conference call to discuss financial results for the first quarter 2012 on August 14, 2012 at 8:00 p.m. EDT. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: +1 (718) 354-1231. International callers should dial +65 6723-9381. The pass code required is 17103284.

If you are unable to participate in the call at this time, a replay will be available for 14 days starting on August 14, 2012. To access the replay, please dial +1 (718) 354-1232, international callers dial +61 (2) 8235-5000, and enter the pass code 17103284.

About Trunkbow

Trunkbow International Holdings (NASDAQ: TBOW) is a leading provider of Mobile Payment Solutions ("MPS") and Mobile Value Added Solutions ("MVAS") in PRC. Trunkbow's solutions enable the telecom operators to offer their subscribers access to unique mobile applications, innovative tools, value-added services that create a superior mobile experience, and as a result generate higher average revenue per user and reduce subscriber churn. Since its inception in 2001, Trunkbow has established a proven track record of innovation, and has developed a significant market presence in both the Mobile Value Added and Mobile Payment solutions markets. Trunkbow supplies its mobile payment solutions to all three Chinese mobile telecom operators, as well as re-sellers, in several provinces of China. For more information, please visit www.trunkbow.com.

Safe Harbor Statement

This press release contains forward-looking statements that reflect the Company's current expectations and views of future events that involve known and unknown risks, uncertainties and other factors that may cause its actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Such forward looking statements involve known and unknown risks and uncertainties, including but not limited to uncertainties relating to the Company's relationship with China's major telecom carriers and its resellers, competition from domestic and international companies, changes in technology, contributions from revenue sharing plans and general economic conditions. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs.  You should understand that the Company's actual future results may be materially different from and worse than what the Company expects. Information regarding these risks, uncertainties and other factors is included in the Company's annual report on Form 10-K and other filings with the SEC.

Contact Information
In China:	In the U.S.
Trunkbow International Holdings Limited	The Piacente Group
Ms Alice Ye, Chief Financial Officer	Brandi Floberg/Lee Roth
Phone: +86 (10) 8571-2518 (Beijing)	Phone: + (1) 212-481-2050 (New York)
Email: ir@trunkbow.com	E-mail: trunkbow@tpg-ir.com

- FINANCIAL TABLES FOLLOW -

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2012	2011
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents*	$1,761,952	$6,139,589
Accounts receivable, net*	40,543,632	41,147,767
Advances to suppliers	18,073,192	13,270,125
Prepayment	2,383,080	316,258
Other current assets, net*	8,264,374	4,040,152
Due from directors*	58,746	758,033
Inventories*	15,071,705	11,297,513
Deferred tax asset	294,971	117,952
Total current assets	86,451,652	77,087,389
Property and equipment, net*	15,505,240	11,561,034
Land use right, net	5,886,649	5,905,583
Intangible assets, net	277,372	33,958
Long-term prepayment*	732,102	2,733,363
TOTAL ASSETS	$108,853,015	$97,321,327
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable*	$1,192,587	$2,238,179
Accrued expenses and other current liabilities*	2,476,767	2,216,128
Short-term loan	14,221,687	6,460,945
Due to directors*	9,022	11,959
Taxes payable*	2,225,332	4,209,907
Total current liabilities	20,125,395	15,137,118
Deferred revenue	1,504,521	0
Total liabilities	21,629,916	15,137,118
COMMITMENTS AND CONTINGENCIES
Stockholders’ equity
Preferred Stock: par value $0.001, authorized 10,000,000 shares, none issued and outstanding at June 30, 2012 and December 31, 2011, respectively	0	0
Common Stock: par value $0.001, authorized 190,000,000 shares, 36,807,075 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	36,807	36,807
Additional paid-in capital	39,671,966	39,671,966
Appropriated retained earnings	4,504,667	4,504,667
Unappropriated retained earnings	39,505,014	34,989,429
Accumulated other comprehensive income	3,504,645	2,981,340
Total stockholders’ equity	87,223,099	82,184,209
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$108,853,015	$97,321,327

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$5,970,028	$9,116,501	$12,768,241	$14,218,843
Less: Business tax and surcharges	121,442	182,131	237,993	303,555
Net revenues	5,848,586	8,934,370	12,530,248	13,915,288
Cost of revenues	730,993	3,032,705	2,070,329	3,584,538
Gross profit	5,117,593	5,901,665	10,459,919	10,330,750
Operating expenses
Selling and distribution expenses	848,355	531,534	1,873,377	968,142
General and administrative expenses	2,650,377	1,292,934	3,811,048	2,507,557
Research and development expenses	508,055	306,565	1,058,917	636,078
	4,006,787	2,131,033	6,743,342	4,111,777
Income from operations	1,110,806	3,770,632	3,716,577	6,218,973
Other income (expenses)
Interest income	59,939	59,538	115,571	72,741
Interest expense	(257,125)	(17,644)	(436,134)	(50,896)
Refund of value-added tax	1,543,168	0	1,543,168	1,307,836
Government grants	82,322	4,740,134	121,949	4,740,134
Other income	39,699	16,272	55,550	39,827
Other expenses	(1,580)	(56,514)	(12,391)	(74,165)
	1,466,423	4,741,786	1,387,713	6,035,477
Income before income tax expense	2,577,229	8,512,418	5,104,290	12,254,450
Income tax expense	268,133	550,637	588,705	938,990
Net income	2,309,096	7,961,781	4,515,585	11,315,460
Foreign currency translation fluctuation	63,853	891,136	523,305	1,114,047
Comprehensive income	$2,372,949	$8,852,917	$5,038,890	$12,429,507
Weighted average number of common shares outstanding
Basic	36,807,075	36,548,833	36,807,075	35,791,274
Diluted	36,807,075	37,833,947	36,817,330	37,004,380
Earnings per share
Basic	$0.06	$0.22	$0.12	$0.32
Diluted	$0.06	$0.21	$0.12	$0.31

TRUNKBOW INTERNATIONAL HOLDINGS LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
	2012	2011
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$4,515,585	$11,315,460
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	424,579	120,811
Provision for doubtful debts	1,409,544	0
Deferred taxes	(176,193)	0
Changes in operating assets and liabilities:
Accounts receivable	(517,391)	(6,089,127)
Advance to suppliers	(4,710,326)	2,300,085
Prepaid expenses	(2,064,673)	(1,115,745)
Other current assets	(1,781,594)	0
Due from directors	704,615	(472,823)
Inventories	(3,695,227)	(878,441)
Long-term prepayment	2,020,458	73,957
Accounts payable	(1,061,293)	(512,573)
Accrued expenses and other current liabilities	245,133	513,165
Amounts due to directors	(3,022)	0
Taxes payable	(2,014,109)	298,166
Deferred revenue	1,504,569	0
Net cash flows provided by (used in) operating activities	(5,199,345)	5,552,935
Cash flows from investing activities
Acquisition of property and equipment and intangible assets	(4,470,890)	(10,662,365)
Payment on loans to third parties	(2,415,229)	2,851,284
Acquisition of land use right	0	(5,809,561)
Acquisition of Delixunda Company (net of cash acquired)	0	(37,924)
Net cash flows used in investing activities	(6,886,119)	(13,658,566)
Cash flows from financing activities
Proceeds from issuance of common stock (net of finance costs)	0	17,542,251
Proceeds from (repayment of ) bank loan	7,715,760	(1,834,890)
Net cash flows provided by financing activities	7,715,760	15,707,361
Effect of exchange rate fluctuation on cash and cash equivalents	(7,933)	445,587
Net increase in cash and cash equivalents	(4,377,637)	8,047,317
Cash and cash equivalents – beginning of the year	6,139,589	10,259,750
Cash and cash equivalents – end of the period	$1,761,952	$18,307,067
Supplemental disclosure of cash flow information
Cash paid for interest	$436,134	$50,896
Cash paid for income taxes	$1,718,131	$58,171
Supplemental disclosure of noncash financing activities
Issuance of 30,000 common shares at $5.00 each for the legal fee	$0	$150,000